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                                                                    EXHIBIT 99.1


PRESS RELEASE

(BW) (TX-FIRSTWAVE-MARINE) FIRSTWAVE ANNOUNCES GRADY WALKER TO SUCCEED FRANK EAKIN AS PRESIDENT

         Business Editors

         HOUSTON--(BUSINESS WIRE)--December 1, 1999--FirstWave announced today that Grady Walker has been elected President to succeed Frank Eakin. Mr. Walker was previously a Senior Vice President directly responsible for company operations.
         An original shareholder of the company, Mr. Frank Eakin decided to resign his position as President after six years of corporate growth. The transition follows several months of medical leave for Mr. Eakin who has elected to pursue an opportunity outside the marine industry. Mr. Eakin will remain on the Board of Directors and a significant shareholder, and will continue in an advisory role with the company.
         Mr. Frank Eakin said, "Since joining our team 3 years ago, Grady has been a driving force in advancing FirstWave's operational sophistication to the level we enjoy today. Together, we have built an organization with substantial depth which is well positioned to benefit from the rebound of the oil industry. I know that our team will continue to set the standards for the industry."
         FirstWave/Newpark Shipbuilding is a leading shipyard company in the Houston-Galveston area. The company provides repair, conversion, new construction and related services for barges, boats, ships, offshore rigs and other vessels in the offshore and inland marine industries.

         --30--kh/na*

         CONTACT: FirstWave Marine Inc., Baton Rouge
                  David B. Ammons, 225/757-8807